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Description:            PROSPECTUS SUPPLEMENT FILED PURSUANT TO RULE 424 (B) (3)


                                       Filed under Rule 424 (c) of Regulation C
                                                 SEC File Number:     333-14475

PROSPECTUS SUPPLEMENT
(To Prospectus Dated November 6, 1996)


                               4,836,340 SHARES OF
                             MTR GAMING GROUP, INC.
                                  COMMON STOCK


         The information in this Prospectus Supplement concerning the selling stockholders supplements the statements set forth under the caption "Selling Stockholders" in the Prospectus. Capitalized items used and not defined herein shall have the meaning given to them in the Prospectus.

                              SELLING STOCKHOLDERS

         The information set forth under the caption "Selling Stockholders" in the Prospectus is supplemented by adding additional Selling Stockholders as follows:

                                                                 NUMBER OF SHARES           PERCENTAGE OF
                                                                 TO BE OWNED                OUTSTANDING SHARES TO BE
SELLING                 NUMBER OF SHARES      NUMBER OF          BENEFICIALLY AFTER         OWNED BENEFICIALLY AFTER
STOCKHOLDER             BENEFICIALLY OWNED    SHARES OFFERED     COMPLETION OF OFFERING     COMPLETION OF OFFERING
-----------             ------------------    --------------     ----------------------     ----------------------
Peter Graham(1)         45,000                45,000             0                          0
Ronald Kramer(1)        45,000                45,000             0                          0
Jay Petschek(1)(2)      45,000                45,000             0                          0
Thomas M. Ryan          7,500                 7,500              0                          0
Brian Gonick            7,500                 7,500              0                          0

--------------------
(1) Does not include 87,300 shares of the Company's Common Stock owned by Corsair Capital Partners II, L.P. ("CCPII"). The General Partner of
     CCPII is Corsair Managing Partners ("CMP"). The partners of CMP are Corsair Management Company, Inc. ("CMPI"), Corsair/Kramer, Inc. ("C/K") and Peter Marc Graham, Inc. ("PMG"). The President of PMG is Peter Graham, the President of C/K is Ronald Kramer and the President of CMPI is Jay Petschek.

(2) Does not include 20,000 shares of the Company's Common Stock owned by Marybeth Petschek, the wife of Jay Petschek.


         In addition, the number of shares beneficially owned and offered by Ladenburg, Thalmann & Co. was reduced to 150,000 shares of Common Stock, all of which were sold prior to the date of this Prospectus Supplement.

         The date of this Prospectus Supplement is December 19, 2000.